                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant     [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement

[_]   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2)

[X]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               BWAY Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X]   No fee required.

      [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________

      (5)   Total fee paid:

________________________________________________________________________________

      [_]   Fee paid previously with preliminary materials

      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

________________________________________________________________________________

      (2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________

      (3)   Filing Party:

________________________________________________________________________________

      (4)   Date Filed:

________________________________________________________________________________

                               BWAY Corporation
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia 30350







Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of BWAY Corporation (the "Company"), which will be held on Friday, February 28, 1997, at 1:00 p.m., local time, at the Company's facility at Highway 84, Homerville, Georgia 31634.

     The Notice of Meeting, Proxy Statement, Proxy Form and Annual Report of the Company are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

     It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy Form and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.


                                     Sincerely,


                                     /s/ BLAIR G. SCHLOSSBERG
                                     Blair G. Schlossberg
                                     General Counsel and Secretary

                               BWAY Corporation
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia 30350


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   ----------------------------------------

     The Annual Meeting of Stockholders of BWAY Corporation (the "Company") will be held on Friday, February 28, 1997, at 1:00 p.m., local time, at the Company's facility at Highway 84, Homerville, Georgia 31634 to consider and take action with respect to the following matters:

     1. The election of two directors to hold office for a term of three years;

     2. The approval of the amendment and restatement of the Company's 1995 Long-Term Incentive Plan;

     3. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending September 28, 1997; and

     4. The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Holders of record of the Company's Common Stock at the close of business on January 3, 1997 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's principal executive offices, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, and at the location of the meeting set forth above, in each case for a period of 10 days prior to the meeting.


                                 By Order of the Board of Directors


                                 /s/ BLAIR G. SCHLOSSBERG
                                 Blair G. Schlossberg
                                 General Counsel and Secretary


January 27, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED OR BY DELIVERY OF A LATER-DATED PROXY, YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                               BWAY Corporation
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia 30350

                        ------------------------------

                                PROXY STATEMENT

                        ------------------------------

                        Annual Meeting of Stockholders
                                 to be held on
                               February 28, 1997

                        ------------------------------


     This proxy statement (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock") of BWAY Corporation (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the annual meeting of stockholders to be held on February 28, 1997 at 1:00 p.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to elect two directors to the Board, to approve the amendment and restatement of the Company's 1995 Long-Term Incentive Plan (the "Original Plan") and to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 1997 fiscal year.

     This Proxy Statement, the Proxy Form and the Company's Annual Report to Stockholders, which includes portions of the Company's Annual Report on Form 10-K for the Fiscal Year ended September 29, 1996, are being mailed on or about January 23, 1997 to holders of record of the Common Stock at the close of business on January 3, 1997.

     If the enclosed proxy form (the "Proxy Form") is properly signed, dated and returned to the Company, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR the election of the nominees named herein as directors, FOR the approval of the amendment and restatement of the Original Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 1997 fiscal year. The Company's management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Company's management.

     Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting at the Company's principal executive offices at the address above or by submission of a later-dated proxy.

     Each outstanding share of Common Stock entitles the holder thereof to one vote on each matter to come before the Annual Meeting. As of January 3, 1997, there were 6,531,715 shares of Common Stock outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.


PROPOSAL 1


                             ELECTION OF DIRECTORS

          The Company's by-laws provide that the size of the Board shall be fixed from time to time by resolution of the Board and that vacancies on the Board may be filled by the remaining directors. At the beginning of the 1996 fiscal year, there were five persons serving as directors and there was one vacancy on the Board. In May 1996, the Board elected James W. Milton to fill the vacant directorship. At its August 20, 1996 meeting, the Board increased the number of directors constituting the Board from six to nine members and elected John E. Jones and Thomas A. Donahoe to fill two of the three newly created directorships.

          The Board is divided into three classes, each consisting of three directors, who serve staggered three-year terms. Class I consists of Mr. Milton, Mr. Jones and John W. Puth, whose terms expire at the 1999 Annual Meeting. Class II consists of John T. Stirrup and Jean-Pierre M. Ergas, whose terms expire at the 1997 Annual Meeting, and one vacant directorship. The Board has not yet identified and nominated any person to fill the vacant directorship. Class III consists of Warren J. Hayford, Alexander P. Dyer and Mr. Donahoe, whose terms expire at the 1998 Annual Meeting. Each director is elected to serve for the remaining term of any vacancy filled by the director or for a three-year term (if elected at an annual meeting of stockholders) or until a successor is duly elected.

          Messrs. Stirrup and Ergas have been nominated for re-election at the Annual Meeting as Class II directors. When the Board identifies a person to fill the vacant directorship it will appoint that person to serve on the Board until the 2000 Annual Meeting. See "Management--Nominee for Director" and "Management--Continuing Directors" for information with respect to Messrs. Stirrup and Ergas and the continuing directors of the Company. The Company believes that each nominee is willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

          Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no cumulative voting as to any matter, including the election of directors.

The Board of Directors recommends a vote "FOR" the election of the nominees.

PROPOSAL 2


                   APPROVAL OF THE AMENDMENT AND RESTATEMENT
                OF THE COMPANY'S 1995 LONG-TERM INCENTIVE PLAN

Introduction

          The Board initially adopted in May 1995, and the stockholders initially approved in June 1995, two equity-based incentive plans: the Original Plan and the Formula Plan for Non-employee Directors (the "Formula Plan"). The Original Plan provided for the issuance of an aggregate of 490,000 shares of Common Stock for a wide array of equity-based incentive grants for certain directors, officers and key employees of the Company and its subsidiaries, but contained limitations on participation in the Original Plan by those directors responsible for making grants under the Original Plan. The Formula Plan provided for the issuance of an aggregate of 100,000 shares of Common Stock underlying options granted pursuant to a pre-determined formula to those directors who were not permitted to participate in the Original Plan. Options to acquire 30,000 shares of Common Stock have been granted pursuant to the Formula Plan.

          In response to the promulgation by the Securities and Exchange Commission (the "SEC") of an amendment to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which amendment became effective in August 1996, the Board (i) approved the amendment and restatement of the Original Plan (as so amended and restated, the "Amended Plan"), (ii) directed that the Amended Plan be submitted for approval by the Company's stockholders at the Annual Meeting and (iii) froze the Formula Plan with respect to any future grants thereunder. The Amended Plan authorizes the Board to issue an aggregate of 750,000 shares of Common Stock, which is 260,000 more shares of Common Stock than were authorized under the Original Plan, and permits non-employee directors to participate in grants under the Amended Plan while they serve on the Compensation Committee of the Board (the "Compensation Committee"), which authorizes those grants. The Board approved the Amended Plan and froze the Formula Plan to simplify the Company's equity-based incentive programs and increase the number of shares of Common Stock available for equity-based incentive grants to enable the Company to continue to attract, motivate and retain qualified employees, officers and directors.

          The Company does not pay any cash compensation to directors. Instead, the Company utilizes equity-based incentives to motivate and compensate directors. Consistent with this policy, the Compensation Committee granted under the Amended Plan, subject to stockholder approval of the Amended Plan, (i) options to acquire 25,000 shares of Common Stock to each of Messrs. Donahoe and Jones and (ii) options to acquire 17,800 shares of Common Stock to each of Messrs. Dyer, Ergas and Puth. As discussed above, a portion of these grants are a replacement of grants that would have been made pursuant to the Formula Plan, which has now been frozen. See "Management--Compensation of Directors."

          The summary of the Amended Plan that appears below is qualified by reference to the full text of the Amended Plan, a copy of which may be obtained from the Company at no charge.

Term

          The Board and the stockholders initially approved the Original Plan as of June 1, 1995 and the Board approved the Amended Plan and froze the Formula Plan on August 20, 1996. The Amended Plan will terminate on May 31, 2005 unless sooner terminated by the Board. Termination of the Amended Plan will not affect grants made prior to termination, but no grants will be made after termination.

Administration

          The Amended Plan is administered by the Compensation Committee, which must consist of at least two non-employee directors, as defined in Rule 16b-3 under the Exchange Act. In contrast, the Original Plan had been administered by a committee (the "Old Committee") that had to consist of at least two Board members, neither of whom could have been granted or awarded any equity securities under the Original Plan (or any other discretionary plan of the Company or any of its affiliates) during the 12 months immediately preceding his or her appointment to the Old Committee. Currently, the Compensation Committee consists of Messrs. Dyer, Donahoe, Ergas, Jones and Puth. Subject to the terms of the Amended Plan, the Compensation Committee has been authorized to (i) select persons to participate in the Amended Plan, (ii) determine the form and substance of grants, and the conditions and restrictions, if any, subject to which grants will be made under the Amended Plan, (iii) interpret the Amended Plan and (iv) adopt, amend or rescind such rules and regulations for carrying out the Amended Plan, as the Compensation Committee deems appropriate.

Eligibility

          Directors (including non-employee directors), officers and key employees of the Company and its subsidiaries selected by the Compensation Committee may participate in the Amended Plan. Under the Original Plan, no member of the Old Committee could receive grants under the Original Plan while serving on the Old Committee. A grant of any type made under the Amended Plan in any one year to an eligible employee shall neither guarantee nor preclude a further grant of that or any other type to such person in that year or subsequent years.

Securities Subject to the Amended Plan

          An aggregate of 750,000 shares of Common Stock may be issued pursuant to the Amended Plan (490,000 shares were authorized under the Original Plan and 100,000 shares were authorized under the Formula Plan). The shares to be delivered under the Amended Plan may consist, in whole or in part, of authorized but unissued Common Stock not reserved for any other purpose or treasury shares. If any grant made pursuant to the Amended Plan terminates unexercised, becomes unexercisable or is forfeited as to any shares of Common Stock, such unpurchased or forfeited shares shall thereafter be available for grant unless, in the case of stock options granted under the Amended Plan, related stock appreciation rights ("SARs") are exercised. In the event of any changes in the Common Stock, such as stock splits or other similar events described in the Amended Plan, the Compensation Committee shall make appropriate adjustments in the number and kind of shares subject to grants theretofore made to participants, in the exercise price per share of stock options theretofore granted to participants and in the number and kinds of shares which may be distributed under the Amended Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a change in control of the Company (as defined in the Amended Plan) is to occur, all of the Company's obligations regarding options, SARs, performance awards and restricted stock that were granted thereunder and that are outstanding on the date of such event shall, on terms approved by the Compensation Committee, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash). The last reported sales price of the Common Stock on January 3, 1997 was $19.25. Based upon this price per share for the Company's Common Stock, the aggregate market value of 750,000 shares of Common Stock is $14,437,500.

Effect of Termination of Employment or Change in Control on Grants

          If a participant dies or becomes disabled, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of one year from the date of termination of employment, but in no event after the expiration date of the option. Notwithstanding the foregoing, if the disability giving rise to the termination of employment is not within the meaning of Section 422(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), ISOs (as defined below) not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as ISOs and will be treated as NQOs (as defined below) under the Amended Plan if required to be so treated under the Code.

          If a participant retires as a director, officer or employee, (A) all of his or her options and SARs that were exercisable on the date of retirement shall remain exercisable for, and shall terminate at the end of, a period of up to five years after the date of retirement, but in no event after the expiration date of the option; provided that the participant does not compete with the Company (as described in the Amended Plan) without the consent of the Board or the Compensation Committee during such five year period and (B) all of the participant's options and SARs that were not exercisable on the date of retirement shall be forfeited immediately upon his or her retirement. Notwithstanding the foregoing, ISOs not exercised by such participant within 90 days after retirement will cease to qualify as ISOs and will be treated as NQOs under the Amended Plan if required to be so treated under the Code.

          If a participant is terminated for cause, then all of his or her options and SARs shall be forfeited immediately upon such termination. The Amended Plan defines "cause" as conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a subsidiary, or conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise, or willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company.

          Unless otherwise determined by the Compensation Committee, if a participant ceases to be an employee of the Company or a subsidiary for any reason other than death, disability, retirement or cause, (A) all of his or her options and SARs that were exercisable on the date of termination shall remain exercisable for, and shall terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after the expiration date of the option; provided that participant does not compete with the Company (as described in the Amended Plan) without the consent of the Board or the Compensation Committee during such 90-day period, and (B) all of the participant's options and SARs that were not exercisable on the date of such termination shall be forfeited.

          If there is a change in control of the Company (as described in the Amended Plan), all of the participant's options and SARs shall become fully vested and exercisable.

Stock Options

          The Amended Plan authorizes grants of stock options to participants from time to time as determined by the Compensation Committee. Options granted under the Amended Plan may be Incentive Stock Options ("ISOs") as described in
Section 422 of the Code, Non-Qualified Stock Options ("NQOs"), or any combination thereof. In any one calendar year, the Compensation Committee may not grant to any one participant options to purchase more than 250,000 shares of Common Stock. The option price shall be established by the Compensation Committee, except that in the case of an ISO, the option price may not be less than the fair market value of the shares of Common Stock of the Company subject to such option at the close of the market on the day next preceding the grant of the option unless otherwise permitted by Section

422 of the Code. In contrast, under the Original Plan, the option price could not be less than the fair market value of the shares of Common Stock of the Company subject to such option at the close of the market on the day next preceding the grant of the option. In the case of an ISO granted to an employee who owns stock representing more than ten percent of the voting power of the Company, the option price may not be less than 110% of such fair market value. Options will become exercisable at such times and in such installments as the Compensation Committee shall determine, but the option may not be exercisable in whole or in part, (i) in the case of an NQO or ISO, more than ten years from the date it is granted or, (ii) in the case of an ISO granted to an employee who owns stock representing more than ten percent of the voting power of the Company, more than five years from the date it is granted if required by the Code. Under the Original Plan, the term of an NQO was limited to ten years and one day from the date of grant. Payment for shares received upon exercise of a stock option may be made in cash or, in the discretion of the Compensation Committee, in shares of Common Stock, in a combination of cash and shares, by delivery of the optionee's promissory note or by special arrangement through a broker selected by the Compensation Committee.

          Unless otherwise determined by the Compensation Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of the option) to satisfy in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option. For purposes of this election, the fair market value of the shares to be withheld or delivered will be the fair market value as of the close of the market on the day next preceding the date the amount of tax to be withheld is determined. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. Prior to its amendment, the Original Plan had also provided that such elections by insider optionees subject to Section 16(b) of the Exchange Act were subject to any additional requirements as may be imposed from time to time by the SEC.

Stock Appreciation Rights

          The Amended Plan authorizes the Compensation Committee to affix stock appreciation rights to stock options either at the time the option is granted or at any date (prior to the option expiration) thereafter. The Amended Plan does not permit the grant of stand alone SARs. SARs give an option holder the right to surrender all or a portion of the option and receive from the Company a payment, in shares of Common Stock, cash or a combination thereof (as determined by the Compensation Committee), equal to the difference between the option exercise price and the fair market value at the time of surrender. SARs are exercisable only to the extent that the related options are exercisable. The exercise of any option will result in an immediate forfeiture of its related SAR, and the exercise of an SAR will cause an immediate forfeiture of the related option. All SARs will be exercised automatically on the last day prior to the expiration date of the related option, so long as the fair market value of a share of Common Stock on that date exceeds the exercise price of the related option. Under the Original Plan, if an optionee was subject to Section 16 of the Exchange Act, then such optionee: (i) could not exercise any SAR for cash in complete or partial settlement thereof until the Company had been subject to the reporting requirements of Section 13 of the Exchange Act for one year; (ii) could exercise SARs for cash in complete or partial settlement thereof only (A) during the periods (the "window periods") beginning on the third business day following the date of release for publication by the Company of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date and (B) during such periods as determined by the Old Committee in connection with a change in control and (iii) could not exercise any SAR or related option during the first six months of their respective terms, except in the event the death or disability of the optionee occurred prior to the expiration of such six-month period. The Amended Plan does not contain such restrictions.

Stock Indemnification Rights

          The Amended Plan, in contrast to the Original Plan, does not authorize the Compensation Committee to grant stock indemnification rights.

Restricted Stock

          Shares of restricted Common Stock may be awarded to participants from time to time as determined by the Compensation Committee under the Amended Plan. The Compensation Committee will determine the restrictions on such shares and the duration of such restrictions (which shall be at least one year). Participants will be required to deposit the shares with the Company during the period of any restriction thereon and, except as otherwise provided by the Compensation Committee, during any such period of restriction participants shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote. Unless otherwise provided by the Compensation Committee, all restrictions on shares of Common Stock shall lapse on a change in control of the Company or on the termination of a participant's employment due to death, disability or retirement with the consent of the Company. On termination of a participant's employment for any other reason, all restricted stock granted to such person on which the restrictions have not lapsed shall be forfeited to the Company.

Performance Awards

          The Amended Plan permits grants of performance awards to participants from time to time as determined by the Compensation Committee. Performance awards may include specific dollar value target awards, performance units and performance shares. The value of a performance unit granted under the Amended Plan shall be determined by the Compensation Committee at the time of grant, while the value of a performance share shall be equal to the fair market value of a share of Common Stock. The Compensation Committee will establish the time periods over which performances will be measured (the "performance cycle") and the performance goals for each performance cycle. The Compensation Committee may adjust performance goals and objectives for any cycle for such reasons as it deems appropriate. The value of a performance award or the portion of a performance award that is actually earned by participants, or both, shall be determined by the Compensation Committee based upon the extent to which the performance goals are attained. Payment of earned performance awards may be made to participants in cash, shares of Common Stock or a combination thereof, as determined by the Compensation Committee.

Amendment or Substitution of Awards

          The Compensation Committee may amend the terms of any outstanding award under the Amended Plan from time to time in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder); provided that no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent, unless the Compensation Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Compensation Committee in its discretion to have or to be expected to have a substantial effect on the performance of the Company, on the Amended Plan or on any award under the Amended Plan. However, the Compensation Committee may not reduce the exercise price of an outstanding option. The Compensation Committee may, in its discretion, permit holders of awards under the Amended Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Amended Plan.

          The Compensation Committee may amend or modify the grant of any outstanding option, SAR, performance award, or restricted stock in any manner to the extent that the Compensation Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which (i) an option or SAR becomes exercisable, (ii) a performance award is to be determined or paid, or (iii) restrictions on shares of Common Stock issued pursuant to the Amended Plan are to be removed. No modification may be made that would materially adversely affect any grant previously made under the Amended Plan without the approval of the grantee. The Compensation Committee may make minor or administrative modifications to the Amended Plan as well as modifications that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

Certain Federal Income Tax Consequences

          The following is intended only as a brief summary of the Federal income tax rules relevant to recipients of awards under the Amended Plan and does not purport to be a complete enumeration or analysis of all potential relevant tax effects. These rules are highly technical and subject to change in the future. It is accordingly recommended that all award recipients consult their own tax advisors concerning federal, state, local and foreign income and other tax considerations relating to such awards and rights thereunder. In particular, it is recommended that each award recipient consult his or her own tax advisor as to the AMT (as defined below) consequences of an award and the special tax considerations for a 16(b) Person (as defined below) and whether and when to make a Section 83(b) Election (as defined below), using a stock swap or stock withholding, utilizing financial assistance from the Company or receiving an award in connection with a deferral of compensation.

          Nonqualified Stock Options. An optionee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of an NQO. Upon the exercise of an NQO, the optionee recognizes ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the shares acquired over the option price. The amount of such excess is generally determined by reference to the fair market value of the Common Stock on the date of exercise. However, in the case of an optionee subject to six month short-swing profit liability under Section 16(b) of the Exchange Act (a "16(b) Person") (typically, officers, directors and major stockholders of the Company), such excess is determined by using the fair market value on the date of exercise (or, if later, the date six months after the date of grant unless such optionee elects to be taxed based on the fair market value of the Common Stock on the date of exercise by filing an appropriate election with the Internal Revenue Service within 30 days after the exercise date (a "Section 83(b) Election")). An optionee's basis in the stock received is equal to such stock's fair market value on the date of exercise (or on the date six months after the date of grant, if later, in the case of an optionee who is a 16(b) Person and who makes no Section 83(b) Election). Generally, the Company is entitled to a deduction equal to the compensation taxable to the optionee.

          If an optionee sells shares acquired pursuant to the exercise of an NQO, the optionee will recognize capital gain or loss equal to the difference between the selling price of the shares and the optionee's basis in the shares. Such capital gain or loss is long-term or short-term, depending on whether the optionee has held the shares for more than one year. In the case of an optionee who is a 16(b) Person and who makes no Section 83(b) Election, any such capital gain will be long-term only if the stock has been held for more than one year after the later of the exercise date or the date six months after the date of grant. The Company is not entitled to any deduction with respect to any capital gain recognized by the optionee.

          Capital losses on the sale of such shares may be used to offset capital gains. The net capital gain of an individual taxpayer is subject to a maximum rate of 28%. The maximum tax rate on ordinary income is 39.6%. If capital losses exceed capital gains, then up to $3,000 of the excess losses may be deducted from ordinary income. Remaining capital losses may be carried forward to future tax years.

          Incentive Stock Options. In general, an optionee does not recognize taxable income on the grant or exercise of an ISO. However, the excess of the stock's fair market value on the exercise date (the fair market value on the exercise date or six months after the date of grant, whichever is later, is likely to govern in the case of a 16(b) Person who makes no Section 83(b) Election) over the option price will be included in the optionee's alternative minimum taxable income and thereby may subject the optionee to an alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his or her ISO with which to pay such tax. Upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO (i) more than one year after the date of exercise, and
(ii) more than two years after the date of grant (the "Required Holding Periods"), the optionee recognizes long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or a disposition of stock received upon the exercise of an ISO after the Required Holding Periods have been satisfied.

          If an optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of the shares upon the date of exercise (the fair market value on the exercise date or six months after the date of grant, whichever is later, is likely to govern in the case of a 16(b) Person who makes no Section 83(b) Election), or (ii) the selling price, will constitute compensation taxable to the optionee as ordinary income. Generally, the Company is allowed a corresponding tax deduction equal to the amount of compensation taxable to the optionee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the date of grant, if later, in the case of a 16(b) Person who makes no Section 83(b) Election), the excess will be taxable to the optionee as capital gain (long-term or short-term, depending upon whether the optionee held the stock for more than one year). The Company is not allowed a deduction with respect to any such capital gain recognized by the optionee.

          Use of Common Stock to Pay Option Price. If an optionee delivers previously-acquired Common Stock, however acquired, in payment of all or part of the option price of an NQO, the optionee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired Common Stock after its acquisition date. The optionee's tax basis in, and holding period for, the previously-acquired Common Stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise, except in the case of 16(b) Persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and with respect to such shares, the holding period begins on the date on which the fair market value of such shares is determined. Generally, the Company is entitled to a tax deduction equal to the compensation income recognized by the optionee.

          If an optionee delivers previously-acquired Common Stock (other than stock acquired upon exercise of an ISO and not held for the Required Holding Periods) in payment of all or part of the option price of an ISO, the optionee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired Common Stock after its acquisition date. The optionee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously-acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16(b) Persons). Proposed regulations provide that where an ISO is exercised using previously-acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

          If an optionee pays the exercise price of an ISO in whole or in part with previously-acquired Common Stock that was acquired upon the exercise of an ISO and that has not been held for the Required Holding Periods, the optionee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The optionee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income recognized by the optionee.

          Stock Appreciation Rights. A grantee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of an SAR. Upon the exercise of an SAR, the grantee will recognize ordinary income equal to the amount of (i) cash payable to the grantee (if any) and (ii) the fair market value of the Common Stock distributed to the grantee (if any) by reason of such exercise.

          Restricted Stock. An officer, employee or other individual who receives Common Stock pursuant to a restricted stock award should not recognize any taxable income upon the receipt of such award unless he or she makes a
Section 83(b) Election. Instead, the recipient should recognize taxable compensation income at the time his or her interest in such shares is no longer subject to the repurchase option imposed by the Amended Plan, in an amount equal to the fair market value of such shares at such time minus the amount, if any, paid for such shares. The tax basis of such shares to the recipient should be equal to the amount includable in his or her gross income as compensation, and his or her holding period for such shares should normally commence on the day following the date on which such shares are no longer subject to the repurchase option imposed by the Amended Plan. Dividends paid on restricted stock awards should be included as compensation for federal income tax purposes when received. In lieu of being taxed under the foregoing rules, the recipient may elect to be taxed on compensation income equal to the fair market value of the shares on the award date minus the amount, if any, paid for such shares by making a Section 83(b) Election no later than 30 days after the award date. If a recipient makes a Section 83(b) Election, his or her tax basis in his or her shares should be equal to the amount includable in his or her gross income as compensation plus the amount, if any, paid for such shares, and his or her holding period in the shares should begin on the day following the award date.

          Performance Awards. An officer, employee or other individual to whom a performance unit is made should recognize no taxable income at the time such award is made. Such person should recognize taxable income, however, at the time cash is paid to him or her pursuant to such award, and the amount of such income should be the amount of such cash.

          Limits on Company Deductions. The company for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such person as ordinary compensation income at the time such amounts are so includable, provided that such amounts qualify as reasonable compensation for personal services actually rendered. However, if, in any taxable year, an employee's total compensation from the Company exceeds $1 million, compensation in excess of $1 million that would otherwise be deductible by the Company may not be tax deductible under Code Section 162(m) if such employee is a "covered employee" at the time the compensation is included in the employee's taxable income. An employee is a covered employee if he or she is the chief executive officer or one of the four most highly compensated employees employed by the Company at the end of the taxable year, whose compensation is required to be disclosed under the Exchange Act at the end of the Company's taxable year. Compensation that is "performance-based" within the meaning of Code Section 162(m) is excluded from the calculation of taxable income subject to the $1 million deduction limit. The Company intends that compensation realized upon the exercise of an option or SAR granted under the Amended Plan be regarded as "performance-based" under Code
Section 162(m) and that such compensation be deductible without regard to the limits of Code Section 162(m).

          The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock represented in person or by proxy is required for approval of the amendment and restatement of the Original Plan; provided that the total vote cast on this proposal represents a majority of shares of Common Stock entitled to vote. Stockholder approval of the amendment and restatement of the Original Plan is required for shares of Common Stock issued pursuant to the Amended Plan to be listed for trading on the New York Stock Exchange and for grants of options and SARs made pursuant to the Amended Plan to qualify as performance-based compensation deductible by the Company without limitation under Section 162(m) of the Code.

The Board of Directors recommends a vote "FOR" the approval of the amendment and restatement of the Company's 1995 Long-Term Incentive Plan.

PROPOSAL 3


         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of Deloitte & Touche LLP to serve as independent auditors of the Company with respect to the 1997 fis cal year to examine the financial statements of the Company for the fiscal year ending September 28, 1997 and to perform other appropriate accounting services.

          Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent public accountants will be considered by the Board of Directors upon recommendation by the Audit Committee.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1997.

                                   MANAGEMENT

          The following sets forth certain information as of January 3, 1997, with respect to the Company's nominees for director, the Company's continuing directors, and certain officers of the Company and its subsidiaries (including all executive officers of the Company). Officers of the Company serve at the discretion of the Board of Directors.


Nominees for Director

          John T. Stirrup                                              Age: 61
          John T. Stirrup has served as President and Chief Operating Officer of the Company since 1995, has served as President of Brockway Standard, Inc. ("BSI"), a wholly-owned subsidiary of the Company, since 1989, and has served as a director of the Company and BSI since 1989. Mr. Stirrup joined Brockway, Inc. (later acquired by Owens-Illinois Corporation) in 1980 and has held a variety of positions including:
          Executive Vice President of the Company, 1989 to 1995; Group Vice President of Metal & Plastic Packaging, Corporate Purchasing and Regional Airlines of Brockway, Inc., 1985 to 1988; Vice President of Sales and Marketing Brockway Glass Containers of Brockway, Inc., 1983 to 1985; Vice President of Operations Brockway Glass Containers of Brockway, Inc., 1981 to 1983; and Vice President of Manufacturing Brockway Glass Containers of Brockway, Inc., 1980 to 1981. Prior to joining Brockway, Inc., Mr. Stirrup held several positions at Kerr Glass Manufacturing Corp., including Vice President of Manufacturing.

          Jean-Pierre M. Ergas                                         Age: 57
          Jean-Pierre M. Ergas has served as a director of the Company since August 1995. Mr. Ergas has also served as Executive Vice President, Europe of Alcan Aluminium Limited, President of Alcan Europe Limited, Executive Chairman of British Alcan Aluminium plc. and Chief Executive Officer of Alcan Deutschland GmbH since June 1996. Mr. Ergas served as Senior Advisor to the Chief Executive Officer of Alcan Aluminium Limited from January 1995 to June 1996 and served as a Trustee of DePaul University from February 1994 to December 1994. Prior thereto, Mr. Ergas served as Senior Executive Vice President of Pechiney S.A. and as a member of the Pechiney Group Executive Committee from 1987 to January 1994 and also held several management positions with various subsidiaries of Pechiney S.A., serving as: Chief Executive Officer of American National Can Company from 1989 to January 1994 and Chairman of the Board from 1991 to January 1994; Chief Executive Officer of Cegedur Pechiney from 1982 to 1988 and Chairman of the Board from 1987 to 1988; Chief Executive Officer of Cebal S.A. from 1974 to 1982 and Chairman of the Board during 1982; and Marketing Manager for Pechiney Aluminum from 1967 to 1974. Mr. Ergas is a director of ABC Rail Products Corporation and Dover Corporation.


Continuing Directors

          Warren J. Hayford                                            Age: 67
          Warren J. Hayford has been Chairman of the Board, Chief Executive Officer and a director of the Company, as well as a director of BSI, since 1989 and has served as Chairman of the Board and Chief Executive Officer of BSI since 1994. Mr. Hayford has held a number of senior positions within the packaging industry over the past thirty-five years including President and Chief Operating Officer of Gaylord Container Corporation ("Gaylord"), a manufacturer of paper packaging products, 1986 to 1988, and Vice Chairman of Gaylord, 1988 through 1992. Prior to Gaylord, Mr. Hayford served as President and a director of Gencorp, Inc., President and a director of Navistar International Corporation and Executive Vice President and a director of the Continental Group, Inc. Mr. Hayford has also been a director of Gaylord since 1986.

          James W. Milton                                              Age: 57
          James W. Milton has served as Executive Vice President and a director of the Company since May 1996 and as President of Milton Can Company, Inc. ("MCC") since October 1996. MCC is a subsidiary of the Company that acquired the assets of the aerosol can business of Ball Metal Food Container Corporation in October 1996. From May 1996 to October 1996, Mr. Milton also served as President of Brockway Standard (New Jersey), Inc. ("BSNJ") (formerly known as Milton Acquisition Corp.). BSNJ is a subsidiary of the Company into which Milton Can Company, Inc. ("Milton Can") was merged in connection with the Company's acquisition of Milton Can in May 1996. MCC and Milton Can are two separate and unrelated entities. Prior thereto, Mr. Milton held several positions, including President, at Milton Can from 1963 until it merged with and into BSNJ in May 1996. Mr. Milton also served as Vice President of Van Dorn Company from 1983 to 1988 and as a director of Van Dorn Company from 1984 to 1988. Mr. Milton is Chairman of the Board of Directors of New Jersey Manufacturers Institute and a director of the Can Manufacturers Institute.

          Thomas A. Donahoe                                            Age: 61
          Thomas A. Donahoe has served as a director of the Company since August 1996. Mr. Donahoe was a partner in the accounting firm Price Waterhouse LLP (the "Firm") from 1970 until he retired as an active partner in June 1996. As a partner in the Firm, Mr. Donahoe held a variety of positions including: Managing Partner--Operations of the Firm's Audit Business Advisory Practice, July 1995 to June 1996; Vice Chairman of the Firm, 1988 to June 1995; member of the Price Waterhouse World Firm General Council, 1985 to June 1995; Managing Partner of the Great Lakes Region, 1978 to June 1995; member of the Firm's Management Committee; member of the Firm's Policy Board, 1976 to June 1995; and Managing Partner of the Chicago Office, 1976 to June 1994.

          Alexander P. Dyer                                            Age: 64
          Alexander P. Dyer has served as a director of the Company since August 1995. Mr. Dyer served as Chairman of Bunzl plc. from May 1993 to
          July 1996 and currently serves as its Deputy Chairman and as Chairman of its Remuneration Committee. Mr. Dyer also currently serves as consultant to The BOC Group plc., having retired in January 1996 as its Chief Executive Officer and Deputy Chairman, in which capacities he served from November 1993 to January 1996. Prior thereto, Mr. Dyer served as Managing Director-Gases of The BOC Group plc. from 1989 to 1993 and worked for Air Products and Chemicals Inc. for 26 years, serving most recently as Executive Vice President responsible for worldwide gases and equipment businesses from 1987 to 1989.

          John E. Jones                                                Age: 62
          John E. Jones has served as a director of the Company since August 1996. From 1989 until his retirement in 1996, Mr. Jones served as Chairman, President and CEO of CBI Industries, Inc. Mr. Jones is a director of Amsted Industries, Inc., Allied Products Corporation, Interlake Corp., NICOR Inc. and Valmont Industries, Inc. Mr. Jones also serves as Trustee or Director on a number of not-for-profit entities, including: The Robert Crown Center, Glenwood School for Boys, IMSA, Rush-Presbyterian-St. Luke's Medical Center and Brookfield Zoo.

          John W. Puth                                                 Age: 67
          John W. Puth has served as a director of the Company since August 1995. Since December 1987 Mr. Puth has served as President of J.W. Puth Associates, an industrial consulting firm. From 1983 to 1987, Mr. Puth was Chairman and President of Clevite Industries, Inc., a manufacturer of industrial products. From 1975 to 1983, Mr. Puth was President and Chief Executive Officer of Vapor Corporation. Mr Puth is a director of Allied Products Corporation, A.M. Castle & Co., L.B. Foster Company, Lindberg Corporation, System Software Associates, Inc. and USFreightways Corporation as well as several privately-held corporations.

Officers (Other Than Those who are Directors and Listed Above)

          Robert C. Coleman                                            Age: 51
          Robert C. Coleman has been Vice President of Marketing for BSI since 1987. Mr. Coleman joined BSI in January 1987 after a 15 year career in sales, marketing, and manufacturing with American Can Company.

          Marguerite E. Ferrazzano                                     Age: 48
          Marguerite E. Ferrazzano has been Vice President of Operations Analysis and Business Development for BSI since April 1994. From 1990 to May 1994, she served as Manager of Business Analysis and Development for BSI. Ms. Ferrazzano served in a number of other managerial financial positions with Brockway, Inc. (later acquired by Owens-Illinois Corporation) from 1981 to 1990, including Manager of Cost Accounting and Budgeting and Corporate Manager of Planning and Divisional Accounting. From 1974 to 1981, Ms. Ferrazzano held various financial positions at Borden, Inc.

          David P. Hayford                                             Age: 40
          David P. Hayford has been Senior Vice President and Chief Financial Officer of the Company and BSI since May 1996. From June 1995 to May 1996, Mr. Hayford served as Vice President, Treasurer and Secretary of the Company and BSI. From June 1994 to June 1995, Mr. Hayford served as an independent consultant to the Company. From August 1992 to June 1994, Mr. Hayford attended the Kellogg Graduate School of Management at Northwestern University and graduated with a Master of Management degree. From January 1992 until August 1992, Mr. Hayford provided independent corporate and financial consulting services.

          Richard E. Jakubecy                                          Age: 50
          Richard E. Jakubecy has served as Vice President, Sales and Marketing for BSI since 1991 and has been with the Company since 1991. From 1987 to 1991, Mr. Jakubecy was general manager of the Total Quality Performance process for Continental Beverage Packaging. Prior thereto, he spent 18 years in direct sales and marketing positions with Continental Beverage Packaging, most recently as Area Manager for the southeastern and Midwestern regions.

          Kevin C. Kern                                                Age: 37
          Kevin C. Kern has been Vice President and Corporate Controller of the Company and BSI since May 1995. From 1991 to May 1995, Mr. Kern was Controller of McKechnie Plastics Components, Inc. From 1981 to 1991, Mr. Kern was employed by Ernst & Young, most recently as a Senior Audit Manager from 1988 to 1991.

          Harry F. Payton                                              Age: 60
          Harry F. Payton has served as Executive Vice President of the Company and Executive Vice President of BSI since 1989 and as Group President-Government Business of BSI since May 1994. From 1994 to 1995, Mr. Payton served as Treasurer of BSI and has worked for the BSI organization for over thirty years in various managerial positions. Prior thereto, Mr. Payton was employed by a major public accounting firm.

          Robert R. Plante                                             Age: 58
          Robert R. Plante has served as Vice President-Engineering and Technology for BSI since March 1996. From June 1995 to March 1996, Mr. Plante served as Vice President-Operations of BSI. From 1992 to 1995, Mr. Plante was General Manager of Doerfer Engineering Company. From 1987 to 1992, Mr. Plante was President and owner of Boating Center of Baltimore, Inc., a full service marina. From 1984 to 1987, Mr. Plante served as Vice President of Operations of Maryland Cup Corporation, a subsidiary of Fort Howard Paper Company. Prior thereto, Mr. Plante was employed by Boise Cascade and served in several positions, including Manager of Manufacturing from 1977 to 1984, Area Manufacturing Manager from 1974 to 1977 and Assistant to the Manager of Manufacturing from 1972 to 1973.

          Patrick J. Rourke                                            Age: 38
          Patrick J. Rourke joined BSI in November 1994 as Vice President of Purchasing and Logistics. From March 1993 to November 1994, Mr. Rourke was Director of Purchasing for Ball Corporation's metal container division. From 1987 to March 1993, Mr. Rourke was employed by Heekin Can, serving as General Manager of Purchasing from 1992 to March 1993, as Director of Purchasing from 1989 to 1992 and as Purchasing Manager from 1987 to 1989. From 1980 to 1987 Mr. Rourke held positions of increas ing responsibility within the purchasing organization of Marathon Oil Company.

          Blair G. Schlossberg                                         Age: 30
          Blair G. Schlossberg has served as General Counsel of the Company since December 1995 and has served as Secretary of the Company and BSI since May 1996. From 1991 to December 1995, Mr. Schlossberg was a transactional associate at the law firm of Alston & Bird in its Atlanta, Georgia offices.

          Barry L. Treadwell                                           Age: 54
          Barry L. Treadwell has served as Executive Vice President of MCC since October 1996. From May 1996 to October 1996, Mr. Treadwell served as Executive Vice President of BSNJ. Prior thereto, Mr. Treadwell served as Executive Vice President and a director of Milton Can from 1988 until it was merged with and into BSNJ in May 1996.

          Clarence W. Wellman                                          Age: 52
          Clarence W. Wellman has served as Vice President of Sales for BSI since June 1995. He joined BSI in May 1985 and served as National Sales Manager of BSI from May 1985 to June 1995.

          Following the receipt of the requisite approval from its security holders, Gaylord filed a "prepackaged" bankruptcy plan under the Bankruptcy Code in September 1992. The plan was confirmed by the Bankruptcy Court in October 1992, and was consummated in November 1992. Warren J. Hayford served as an executive officer of Gaylord in 1992.

          David P. Hayford, Senior Vice President and Chief Financial Officer of the Company and BSI, is the son of Warren J. Hayford, Chairman and Chief Executive Officer of the Company and BSI. There are no other family relationships between any of the foregoing persons.

Information About the Board of Directors

          The Board of Directors met eight times during fiscal 1996. The Board of Directors has standing Audit and Compensation Committees. Each director attended 75% or more of the meetings of the Board of Directors and any committees on which such director served during fiscal 1996.

          Audit Committee. The Audit Committee of the Board of Directors is composed of five directors (currently Messrs. Puth, Donahoe, Dyer, Jones and Ergas). The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, and reviews such audit results. The Audit Committee met four times during fiscal 1996.

          Compensation Committee. The Compensation Committee is composed of five directors (currently Messrs. Dyer, Donahoe, Ergas, Jones and Puth). The Compensation Committee makes recommendations to the Board regarding the compensation of officers of the Company, awards under the Company's compensation and benefit plans and compensation policies and practices. The Compensation Committee met four times during fiscal 1996.

          The Company does not have a nominating committee.

Compensation of Directors

          Directors who are employees of the Company or its subsidiaries are not entitled to receive any fees for serving as directors. Non-employee directors of the Company do not receive cash fees for serving as directors. Non-employee directors were entitled to participate in the Formula Plan until the Board acted to freeze the Formula Plan at its August 20, 1996 meeting with respect to any future option grants thereunder. Instead, the Company intends to grant non-employee directors options to purchase Common Stock under the Amended Plan. All directors are reimbursed for out-of-pocket expenses related to their service as directors.

          Formula Plan. Under the Formula Plan, each non-employee director was to be granted an option to purchase 10,000 shares of Common Stock when he or she was elected or appointed to the Board (the "Initial Grant") and was to be granted an option to purchase an additional 10,000 shares at the fifth annual meeting of the Board following the Initial Grant (the "Subsequent Grant"), so long as such person was still serving as a director of the Company. A director's right to exercise 1,000 shares of the Initial Grant vested immediately upon grant. Thereafter, the right to exercise an additional 1,800 shares of the Initial Grant vested at each of the five next succeeding annual meetings of the Board. Options granted pursuant to a Subsequent Grant vested in equal installments of 2,000 shares at the five next succeeding annual meetings of the Board following such grant. The option price per share of Common Stock under the Formula Plan was 100% of the fair market value of the Common Stock at the date of grant. Each option granted under the Formula Plan was exercisable for ten years after the date of grant. The Board acted to freeze the Formula Plan at its August 20, 1996 meeting with respect to any future option grants thereunder.

          Amended Plan. Under the Amended Plan, the Compensation Committee may grant to directors (including non-employee directors) of the Company and its subsidiaries Nonqualified Stock Options, stock appreciation rights in tandem with options, restricted stock awards, performance awards, or any combination thereof as the Compensation Committee shall determine. Options may be exercised in whole or in part upon the payment of the exercise price of the shares to be acquired and the Compensation Committee shall determine the term of the exercise period. The Company intends to grant each non-employee director, under the Amended Plan, an option to purchase 25,000 shares of Common Stock when he or she is elected or appointed to the Board, with each director's right to exercise 5,000 options vesting at each of the five next succeeding annual meetings of the Board after the date of grant. The Company intends to grant such options (i) at an option price per share of Common Stock at 100% of the fair market value of the Common Stock at the date of grant and
(ii) with an expiration date ten years from the date of grant.

          Consistent with these intentions, the Company granted to each of Messrs. Donahoe and Jones, the two non-employee directors appointed to the Board in August 1996, options under the Amended Plan to acquire 25,000 shares of Common Stock subject to these terms. In addition, in August 1996 the Company granted to its other non-employee directors, whose unvested portions of prior option grants under the Formula Plan will vest at a rate of 1,800 options at each of the next four annual meetings of the Board, options under the Amended Plan to acquire (i) 12,800 shares of Common Stock, which will vest at a rate of 3,200 options at each of the next four annual meetings and (ii) 5,000 shares of Common Stock, which will vest on the date of the fiscal 2000 annual meeting. As a result, all the unvested options owned by each non-employee director will vest at an equal rate of 5,000 options at each of the next five annual meetings of the Board. Such option grants under the Amended Plan are subject to the approval of stockholders of the Amended Plan. See "Proposal 2--Approval of the Amendment and Restatement of the Company's 1995 Long-Term Incentive Plan."

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Certain officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely upon a review of the copies of such forms furnished to the Company, or written repre sentations that no Form 5 filings were required, the Company believes that each of its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during fiscal 1996, with the exception of (i) Mr. David Hayford, who inadvertently failed to file a statement of changes in beneficial ownership with respect to two transactions under the Company's 401(k) Plan and, therefore, reported such transactions on a Form 5, which was filed more than 45 days after fiscal 1996 year end, (ii) Mr. Stirrup, whose annual statement of changes in beneficial ownership reporting one profit sharing contribution of shares of Common Stock by the Company was inadvertently filed more than 45 days after fiscal 1996 year end and (iii) Mr. Ergas, whose annual statement of changes in beneficial ownership was inadvertently filed more than 45 days after fiscal 1996 year end.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 3, 1997 by (i) each stockholder known by the Company to own ben eficially 5 percent or more of the outstanding shares of such Common Stock, (ii) each director and nominee for director of the Company, (iii) each "named executive officer" of the Company and BSI as defined below and (iv) all directors of the Company and executive officers of the Company and BSI as a group. To the knowledge of the Company, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Company's corporate address.

                                                                Percent of
Beneficial Owner             Number of Shares(1)                 Class(2)
-----------------------      -------------------                ----------
Warren J. Hayford (3)               1,336,127                     20.3%

Mary Lou Hayford (4)                1,234,182                     18.9%

John T. Stirrup (5)                   310,291                      4.7%

David P. Hayford (6)                   17,351                      *

James W. Milton (7)                   436,392                      6.7%

Thomas A. Donahoe (8)                   8,500                      *

Alexander P. Dyer (9)                  50,980                      *

Jean-Pierre M. Ergas (10)              35,980                      *

John E. Jones (11)                     12,000                      *

John W. Puth (12)                      48,980                      *

PNC Bank Corp. (13)                   328,450                      5.0%
One PNC Plaza
249 5th Avenue
Pittsburgh, PA  15222-2707

Wellington Management                 389,000                      6.0%
 Company (14)
75 State Street
Boston, MA  02109

 All directors and                  2,256,601                     34.0%
 executive officers as a
 group (9 persons)

--------------------------

(1) The number of shares includes shares of Common Stock subject to options exercisable within 60 days of January 3, 1997.

(2) Shares subject to options exercisable within 60 days of January 3, 1997 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others. Percentages less than one percent are denoted by an asterisk.

(3) The shares of Common Stock beneficially owned by Mr. W. Hayford include 1,234,182 shares owned directly by his wife, Mary Lou Hayford, and 61,945 shares owned directly by Mr. W. Hayford. In addition, the shares of Common Stock beneficially owned by Mr. W. Hayford include 40,000 shares subject to options. Mr. W. Hayford disclaims beneficial ownership of the shares owned directly by his wife.

(4) The shares of Common Stock beneficially owned by Mrs. Hayford do not include 61,945 shares owned directly by her husband, Warren J. Hayford, and do not include 40,000 shares subject to options owned directly by her husband.

(5) The shares of Common Stock beneficially owned by Mr. Stirrup include 12,000 shares subject to options. The shares shown as beneficially owned by Mr. Stirrup do not include 34,000 shares owned directly by his wife. Mr. Stirrup disclaims beneficial ownership of the shares owned directly by his wife.

(6) The shares of Common Stock beneficially owned by Mr. D. Hayford include 15,000 shares subject to options.

(7) The shares of Common Stock shown as beneficially owned by Mr. Milton include 30,027 shares that have been deposited with an escrow agent under a Stock Escrow Agreement to secure performance of certain obligations of Mr. Milton as agent for the Selling Stockholders (as defined below) under an Agreement and Plan of Merger and Reorganization among the Company, Milton Can, Mr. Milton and the other stockholders of Milton Can (the "Selling Stockholders"). All dividend income and other distributions paid on such shares shall be distributed, and all voting rights of such shares shall be exercised, by the escrow agent according to the instructions of Mr. Milton, as agent for the Selling Stockholders. These shares will be released from the escrow on May 28, 1997. The shares of Common Stock shown as beneficially owned by Mr. Milton do not include 70,813 shares owned directly by his wife, 50,991 owned by his wife as trustee of a trust for the benefit of Sean A. Milton and 50,091 owned by his wife as trustee of a trust for the benefit of Daniel T. Milton. Mr. Milton disclaims beneficial ownership of the shares owned directly by his wife and the shares owned by his wife as trustee of these trusts.

(8) The shares of Common Stock beneficially owned by Mr. Donahoe include 5,000 shares subject to options, which have been granted subject to the approval of stockholders of the amendment and restatement of the Original Plan.

(9) The shares of Common Stock beneficially owned by Mr. Dyer include 7,800 shares subject to options. Of the shares subject to options, 3,200 have been granted subject to the approval of stockholders of the amendment and restatement of the Original Plan.

(10) The shares of Common Stock beneficially owned by Mr. Ergas include 7,800 shares subject to options. Of the shares subject to options, 3,200 have been granted subject to the approval of stockholders of the amendment and restatement of the Original Plan.

(11) The shares of Common Stock beneficially owned by Mr. Jones include 5,000 shares subject to options, which have been granted subject to the approval of stockholders of the amendment and restatement of the Original Plan.

(12) The shares of Common Stock beneficially owned by Mr. Puth include 7,800 shares subject to options. Of the shares subject to options, 3,200 have been granted subject to the approval of stockholders of the amendment and restatement of the Original Plan. The shares of Common Stock shown as beneficially owned by Mr. Puth also include 5,000 shares owned by JDA Partners, L.P., of which Mr. Puth is the general partner. Mr. Puth disclaims beneficial ownership of the shares owned by JDA Partners, L.P. except to the extent of his pecuniary interest therein.

(13) Based solely upon a Schedule 13G dated February 12, 1996 filed jointly by each of PNC Bank Corp. and its subsidiaries PNC Bancorp, Inc., PNC Bank, National Association, PNC Asset Management Group, Inc. and Provident Capital Management, Inc., each of such entities has sole voting power with respect to 306,710 shares of Common Stock and sole dispositive power with respect to 328,450 shares of Common Stock.

(14) Based solely upon a Schedule 13G dated February 9, 1996, Wellington Management Company has shared voting power with respect to 145,000 shares of Common Stock and shared dispositive power with respect to 389,000 shares of Common Stock. In its capacity as an investment advisor, Wellington Management Company may be deemed beneficial owner of such shares, which are owned by numerous investment counseling clients.

                             EXECUTIVE COMPENSATION

          The following table sets forth information regarding the compensation paid or accrued by the Company to the Chief Executive Officer and each of the Company's other executive officers whose total annual salary and bonus for fiscal 1996 exceeded $100,000 (the "Named Executive Officers") for services rendered to the Company in all capacities during fiscal years 1996, 1995 and 1994.

                           Summary Compensation Table

                                             Annual Compensation                           Long Term Compensation
                                 ------------------------------------------    -----------------------------------------------
                                                                                     Awards                   Payouts
                                                                             -------------------------    ----------------
                                                                                                                     All
                                                                             Restricted    Securities                Other
                                                             Other Annual       Stock      Underlying       LTIP    Compen-
   Name and Principal           Fiscal  Salary    Bonus      Compensation      Awards     Options/SARs    Payouts   sation
         Position                Year     ($)     ($)(1)          ($)           ($)           (#)           ($)       ($)
----------------------------   -------  -------   -------    ------------    ----------   ------------    -------  ---------
Warren J. Hayford (2)......       1996  400,000   400,000         --            --           22,500(3)      --     30,861(4)
 Chairman of the Board            1995  133,000   200,000         --            --          120,000(5)      --        352(6)
 and Chief Executive              1994       --        --         --            --               --         --         --
 Officer of the Company
 and BSI

John T. Stirrup............       1996  226,875   170,153         --            --           22,500(3)      --     22,141(7)
 President and Chief              1995  218,180   175,000         --            --           36,000(5)      --      4,542(8)
 Operating Officer of the         1994  195,000    66,300         --            --               --         --     13,164(9)
 Company and President of
 BSI

David P. Hayford (10)......       1996  139,619    59,625         --            --           18,000(3)      --      2,933(11)
 Senior Vice President            1995   45,329    13,125         --            --           25,000(12)     --     61,527(13)
 and Chief Financial              1994       --        --         --            --               --         --         --
 Officer of the Company
 and BSI

James W. Milton (14).......       1996   75,000    50,000         --            --           18,000(3)      --        118(15)
 Executive Vice President         1995       --        --         --            --               --         --         --
 of the Company and               1994       --        --         --            --               --         --         --
 President of MCC

(1) Amounts shown for fiscal 1994, 1995 and 1996 were earned during fiscal 1994, 1995 and 1996, respectively, under the Company's Management Incentive Plan and were paid during fiscal 1995, 1996 and 1997, respectively.

(2) Warren J. Hayford became an employee of the Company effective June 1, 1995. Prior to such date, Mr. Hayford had not been paid a salary or bonus by the Company but was a stockholder and director of AB Leasing and Management, Inc., which has provided management services to the Company in exchange for the payment of a fee. See "Certain Relationships and Related Transactions." Mr. Hayford also participated in certain benefit plans of the Company prior to June 1, 1995.

(3) Options become exercisable in three equal annual installments with the first installment exercisable on May 14, 1997, and were granted pursuant to the Original Plan.

(4) The amount shown includes a $3,881 contribution under the Brockway Standard, Inc. Profit Sharing and Savings Plan (the "Profit Sharing Plan"), $1,248 premium for life insurance and $25,732 of premium for additional optional life insurance for which Mr. W. Hayford was reimbursed by the Company pursuant to his employment agreement.

(5) Options become exercisable in three equal annual installments with the first installment exercisable on June 1, 1996, and were granted pursuant to the Original Plan and the terms of the respective employment agreements with Messrs. Hayford and Stirrup.

(6)  The amount shown is $352 of premium for life insurance.

(7) The amount shown includes a $4,025 contribution under the Profit Sharing Plan, $4,500 of Company matching 401(k) contributions under the Profit Sharing Plan, $748 of premium for life insurance, $2,386 of premium for Group Term Life Insurance and $10,482 of premium for additional optional life insurance for which Mr. Stirrup was reimbursed by the Company pursuant to his employment agreement.

(8) The amount shown includes a $2,970 contribution under the Profit Sharing Plan earned during fiscal 1995 but paid during fiscal 1996 in the form of
     156.316 shares of Common Stock, $991 of Company matching 401(k) contributions under the Profit Sharing Plan and $581 of premium for life insurance.

(9) The amount shown includes amounts contributed under the Profit Sharing Plan and $156 of premium for life insurance.

(10) David P. Hayford became an employee of the Company effective June 15, 1995.

(11) The amount shown includes a $1,096 contribution under the Profit Sharing Plan, $1,400 of Company matching 401(k) contributions under the Profit Sharing Plan and $437 of premium for life insurance.

(12) Options become exercisable in three annual installments, with an installment of options to acquire 15,000 shares of Common Stock exercisable on June 20, 1996 and installments of options to acquire 5,000 shares of Common Stock exercisable on each of June 20, 1997 and June 20, 1998, and were granted pursuant to the Original Plan.

(13) The amount shown includes $61,387 in reimbursements for relocation and moving expenses and $140 of premium for life insurance.

(14) James W. Milton became an employee of the Company effective May 28, 1996.

(15) The amount shown is $118 of premium for life insurance.


     In May 1995, the Company adopted the Original Plan for its directors, officers and key employees of the Company and its subsidiaries. The Original Plan was approved by the Company's stockholders in June 1995. The Original Plan provided for the award of stock options, restricted shares of Common Stock, stock appreciation rights, stock indemnification rights, units valued on the basis of the long-term performance of the Company, or some combination of the foregoing to participants. The Original Plan covered an aggregate of 490,000 shares of Common Stock. The Amended Plan, which the Board approved in August 1996 and which is submitted to the stockholders for approval at the Annual Meeting, among other things increases this aggregate amount to 750,000 shares of Common Stock. See "Proposal 2--Approval of the Amendment and Restatement of the Company's 1995 Long-Term Incentive Plan."

     The following tables set forth, for the Named Executive Officers, information regarding stock options granted or exercised during, or held at the end of, fiscal 1996.

                     Option/SAR Grants in Last Fiscal Year

                                                                               Potential Realizable Value
                                                                               at Assumed Annual Rates of
                                                                              Stock Price Appreciation for
                                       Individual Grants                              Option Term
                     ------------------------------------------------------   ----------------------------
                       Number of        % of Total
                      Securities          Options
                      Underlying        Granted to
                     Options/SARs        Employees     Exercise
                        Granted              in         Price     Expiration
       Name             (#)(1)          Fiscal Year     ($/Sh)       Date         5%($)(2)      10%($)(2)
-------------------  ---------------   -------------  --------   -----------     ----------    -----------
Warren J. Hayford        22,500              8.0%       $19        5/13/06        $268,852       $681,325

John T. Stirrup          22,500              8.0%        19        5/13/06         268,852        681,325

David P. Hayford         18,000              6.4%        19        5/13/06         215,082        545,060

James W. Milton          18,000              6.4%        19        5/13/06         215,082        545,060

----------------------------

(1) Options become exercisable in three equal annual installments with the first installment exercisable on May 14, 1997, and were granted pursuant to the Original Plan. In the event of a Change of Control all options become fully vested and exercisable. In order to prevent dilution or enlargement of rights under the options, in the event of a reorganization, recapitalization, stock split, stock dividend, combinations of shares, merger, consolidation, distribution of assets or other change in the corporate structure of shares of the Company, the type and number of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to specified limitations, advance the date on which an option shall become exercisable.

(2) Amounts reflect assumed rates of appreciation from the fair market value on the date of grant as set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values


                                                              Number of
                                                             Securities            Value of
                                                             Underlying        Unexercised In-the-
                                                             Unexercised            Money
                                                           Options/SARs at       Options/SARs at
                                                          Fiscal Year End (#)  Fiscal Year End ($)
                         Shares
                        Acquired      Value Realized         Exercisable/         Exercisable/
     Name            on Exercise (1)     ($)(1)              Unexercisable        Unexercisable
-----------------    ---------------  ---------------     ------------------   -------------------
Warren J. Hayford                --               --                  40,000              $145,000
                                                                     102,500               290,000

John T. Stirrup                  --               --                  12,000                43,500
                                                                      46,500                87,000

David P. Hayford                 --               --                  15,000                54,375
                                                                      28,000                36,250

James W. Milton                  --               --                      --                    --
                                                                      18,000                     0

-------------------------

(1) As of the end of the fiscal year, none of the options held by the Named Executive Officers had been exercised.

Management Employment Agreements

     Warren J. Hayford is party to an employment agreement with the Company dated as of June 1, 1995. Under the agreement, Mr. Hayford will receive an annual base salary of $400,000 (or such higher amount determined by the Board of Directors), and will be eligible to receive an annual bonus of between 50% and 100% of his base salary, based on the achievement of goals and objectives determined by the Board of Directors, and will be eligible to participate in all of the Company's employee benefits plans for which senior executive employees of the Company are generally eligible. Mr. Hayford will also be entitled to life insurance providing a death benefit of not less than three times the amount of his base salary. Under the agreement, Mr. Hayford received options to purchase 120,000 shares of Common Stock. The term of the employment agreement is six years, unless terminated earlier by the resignation, death, or permanent disability or incapacity of Mr. Hayford or by the Company with or without cause. In the event Mr. Hayford's employment is terminated by the Company without cause prior to the sixth anniversary of the agreement, Mr. Hayford will be entitled to receive his base salary, health benefits and an annual bonus equal to 50% of his base salary until the later of the sixth anniversary of the agreement or the first anniversary of the date of such termination, subject to certain conditions. In the event Mr. Hayford's employment terminates other than for cause or as a result of his death, beginning on his 74th birthday, Mr. Hayford (and, following his death, his surviving spouse) will be entitled to a monthly supplemental retirement benefit until his death (and, following his death, until the death of his surviving spouse). The monthly benefit will be equal to one-twelfth of 20 to 50 percent (depending upon Mr. Hayford's age at retirement or death and subject to adjustment upon a change in control) of Mr. Hayford's base salary in effect immediately preceding his retirement or death. Mr. Hayford has agreed not to compete with the Company during the term of his employment and so long as he is receiving salary and bonus under the agreement as a result of his termination by the Company without cause (but in no event for less than three years after the termination of his employment).

     John T. Stirrup is party to an employment agreement with the Company dated as of June 1, 1995. Mr. Stirrup will receive an annual base salary of $220,000 (or such higher amount determined by the Board of Directors), and will be eligible to receive an annual bonus of between 50% and 75% of his base salary, based on the achievement of goals and objectives determined by the Board of Directors, and will be eligible to participate in all of the Company's employee benefits plans for which senior executive employees of the Company are generally eligible. Mr. Stirrup is also entitled to life insurance providing a death benefit of not less than two times the amount of his base salary. The Company will nominate, and use its best efforts to elect, Mr. Stirrup to serve as a member of the Board of Directors. Under the agreement, Mr. Stirrup received options to purchase 36,000 shares of Common Stock. The term of the employment agreement is three years, unless terminated earlier by the resignation, death, or permanent disability or incapacity of Mr. Stirrup or by the Company with or without cause. In the event Mr. Stirrup's employment is terminated by the Company without cause prior to the third anniversary of the agreement, Mr. Stirrup will be entitled to receive his base salary, health benefits and an annual bonus equal to 50% of his base salary until the later of the third anniversary of the agreement or the second anniversary of the date of such termination, subject to certain conditions. In the event Mr. Stirrup's employment has not been terminated for cause, and subject to certain conditions, Mr. Stirrup will be entitled to deferred payments of $75,000 per year for a period of 10 years beginning on Mr. Stirrup's 70th birthday or, in the event of Mr. Stirrup's death, Mr. Stirrup's surviving spouse will be entitled to receive 50% of such deferred payments during such period. Mr. Stirrup has agreed not to compete with the Company during the term of his employment and so long as he is receiving salary and bonus under the agreement as a result of his termination by the Company without cause (but in no event for less than two years after the consummation of the Company's initial public offering ("IPO") of its Common Stock in June 1995 or one year after the termination of his employment).

     David P. Hayford is party to an employment agreement with the Company dated as of June 15, 1995. Under the agreement, Mr. Hayford receives an annual base salary of $120,000 (or such higher amount deter mined by the Board of Directors), and is eligible to receive an annual bonus based on his performance, the amount of which will be determined by the Board, and is eligible to participate in all of the Company's employee benefits plans for which senior executive employees of the Company are generally eligible. Mr. Hayford is also entitled to participate in the Amended Plan. The term of the employment agreement is three years, unless terminated earlier by the resignation, death, or permanent disability or incapacity of Mr. Hayford or by the Company with or without cause. Mr. Hayford has agreed not to compete with the Company during the term of his employment and so long as he is receiving salary and bonus under the agreement as a result of his termination by the Company without cause (but in no event for less than twelve months after the termination of his employment).

     James W. Milton entered into an employment agreement with the Company and BSNJ (formerly known as Milton Acquisition Corp.), a wholly-owned subsidiary of the Company, on May 28, 1996. Mr. Milton, the Company, BSNJ and MCC amended this agreement, effective as of November 1, 1996, to reflect the fact that Mr. Milton now serves as President of MCC, rather than President of BSNJ. Under the agreement, Mr. Milton will receive an annual base salary of $200,000 (or such higher amount determined by the Board of Directors), and will be eligible to receive an annual bonus of between 50% and 75% of his base salary, based on the achievement of goals and objectives determined by the Board of Directors, and will be eligible to participate in all of MCC's employee benefits plans for which senior executive employees of MCC are generally eligible. Such employee benefit programs shall be substantially similar to those benefit programs available to the senior executive employees of the Company. Under the agreement, the Company will pay all premiums and expenses payable to maintain the life insurance policy for Mr. Milton that was purchased by Milton Can prior to its merger with and into BSNJ. The term of the employment agreement is five years, unless terminated earlier by the resignation, death, or permanent disability or incapacity of

Mr. Milton or by MCC with or without cause. In the event Mr. Milton's employment is terminated by MCC without cause prior to the fifth anniversary of the agreement, Mr. Milton will be entitled to receive his base salary, health benefits and an annual bonus equal to 50% of his base salary until the later of the fifth anniversary of the agreement or the first anniversary of the date of such termination, subject to certain conditions. In the event Mr. Milton's employment terminates other than for cause or as a result of his death, beginning on his 65th birthday, Mr. Milton will be entitled to a monthly supplemental retirement benefit until his death. The monthly benefit will be equal to one-twelfth of 5 to 50 percent (depending upon Mr. Milton's age at retirement or death and subject to adjustment upon a change in control) of Mr. Milton's base salary in effect immediately preceding his retirement or death.
In the event Mr. Milton's spouse survives Mr. Milton, she will be entitled until her death to a monthly benefit equal to 50% of the monthly benefit that Mr. Milton (i) would have been entitled to had Mr. Milton retired on the date of his death or (ii) was receiving at the time of his death. However, if Mr. Milton dies before his 60th birthday, she will be entitled until her death to a monthly benefit equal to one-twelfth of 10 percent of Mr. Milton's base salary in effect immediately preceding his death. Mr. Milton has agreed not to compete with the Company, MCC or their subsidiaries for a period of three years after the termination of his employment. In addition, Mr. Milton is party to a non-competition agreement with the Company and BSNJ dated as of May 28, 1996, pursuant to which Mr. Milton has (among other things) agreed not to compete with the Company, BSNJ or their subsidiaries prior to the fifth anniversary of the non-competition agreement in exchange for certain compensation. See "Certain Relationships and Related Transactions."

Compensation Committee Interlocks and Insider Participation

     Messrs. Puth, Dyer and Ergas served as members of the Compensation Committee during all of fiscal 1996. Messrs. Donahoe and Jones have served as members of the Compensation Committee since August 20, 1996. The Company has no Compensation Committee interlocks or insider participation relationships of such persons with the Company to report.

Compensation Committee Report on Executive Compensation

     The Compensation Committee reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company and develops and administers programs providing stock-based incentives. After consideration of the Compensation Committee's recommendations, the entire Board reviews and approves the salaries and bonuses and the stock and benefit programs for the Company's executive officers. This Compensation Committee report documents the components of the Company's executive officer compensation programs and describes the bases upon which compensation will be determined by the Compensation Committee with respect to the executive officers of the Company.

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Philosophy. The compensation philosophy of the Company is to link executive compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company's executive compensation programs are as follows:

          . To establish pay levels that are necessary to attract and retain highly qualified executives in light of the overall competitiveness of the market for high quality executive talent.

          . To recognize superior individual performance, new responsibilities and new positions within the Company.

          . To balance short-term and long-term compensation to complement the Company's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives .

          . To provide variable compensation opportunities based on the Company's performance.

          .    To encourage stock ownership by executives.

          . To align executive remuneration with the interests of stockholders.

     Compensation Program Components. The Compensation Committee regularly reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below.

          Base Salary. The base pay level for each of the Named Executive Officers is set forth in each such executive's employment agreement. Base pay levels were negotiated with Messrs. W. Hayford, Stirrup and D. Hayford in connection with the IPO and were determined in part by comparing the salary scale with that of similar companies. Mr. Milton's base pay level was negotiated in May 1996 contemporaneously with BSNJ's acquisition of Milton Can, after which he was hired as President of BSNJ. See "Executive Compensation--Management Employment Agreements."

          Annual Incentives. Annual bonuses for Messrs. W. Hayford, Stirrup and
     D. Hayford are determined by the Compensation Committee in its discretion based on achievement of goals and objectives determined by it and in accordance with their respective employment agreements, and were negotiated in connection with the Company's IPO. Annual bonuses for Mr. Milton are determined annually by the Compensation Committee. See "Executive Compensation--Management Employment Agreements." The Company uses annual bonuses to enhance management's contribution to stockholder returns by offering competitive levels of compensation for the attainment of the Company's financial objectives. In particular, the Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other items.

          Stock Ownership. The Compensation Committee believes that it can align the interests of stockholders and executives by providing those persons who have substantial responsibility over the management and growth of the Company with an opportunity to establish a meaningful ownership position in the Company. Under the Company's Original Plan, the Company granted stock options to Messrs. W. Hayford, Stirrup, D. Hayford and Milton during fiscal 1996. See "Executive Compensation--Option/SAR Grants in Last Fiscal Year." In addition, the Company granted other key employees stock options during fiscal 1996, which grants are subject to the approval of stockholders of the Amended Plan.

     Chief Executive Officer Compensation. The base pay level and annual incentive bonus compensation for Mr. Warren Hayford, the Company's Chief Executive Officer, are determined by the Compensation Committee in its discretion based on achievement of goals and objectives determined by it and in accordance with his employment agreement. Pursuant to his employment agreement, Mr. Warren Hayford's base salary for the year beginning on June 1, 1996 and ending on May 31, 1997 was set at $400,000, subject to further increases at the discretion of the Board. See "Compensation Program Components--Stock Ownership" and "Executive Compensation--Management Employment Agreements."

     In accordance with the Compensation Committee's compensation philosophy and the factors described above, the Compensation Committee authorized a grant in May 1996 to Mr. Warren Hayford of options to purchase 22,500 shares of Common Stock at $19.00.

     Certain Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers, unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company's stockholders. The Company's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company's ability to attract and retain qualified executives.

     Summary. After its review of all existing programs, the Compensation Committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through stock options or stock ownership. The Compensation Committee believes that executive compensation levels at the Company are competitive with the compensation programs provided by other corporations with which the Company competes. The foregoing report has been approved by all members of the Compensation Committee.

                                       COMPENSATION COMMITTEE

                                       Alexander P. Dyer
                                       Thomas A. Donahoe
                                       Jean-Pierre M. Ergas
                                       John E. Jones
                                       John W. Puth

                               PERFORMANCE GRAPH


     The following graph compares the Company's cumulative total stockholder return on an investment of $100 since June 20, 1995, the Company's initial trading date, with that of the Nasdaq Total Return Composite Index (U.S. Companies) and the Dow Jones Complete Return Index (Complete Industrial Sector).


                       [PERFORMANCE GRAPH APPEARS HERE]


    MEASUREMENT PERIOD
 (FISCAL YEAR COVERED FOR
  FISCAL 1996 AND PERIOD
  BETWEEN INITIAL TRADING
DATE AND END OF FISCAL 1995
 COVERED FOR FISCAL 1995)         BWAY       NASDAQ TRCI      DOW JONES CRI
---------------------------       ----       -----------      -------------

6/20/95                         $100.00        $100.00            $100.00

9/29/95                          118.97         112.45             105.36

9/27/96                          125.00         132.29             129.21

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In December 1995, pursuant to the Company's employee stock repurchase program then in effect, the Company repurchased 20,000 shares of Common Stock owned by Mr. Stirrup at a price per share equal to $15.50, which price was determined based upon the closing price of the Company's Common Stock on the date immediately preceding the date the Company received Mr. Stirrup's notice of his intent to sell. In January 1996, pursuant to the Company's employee stock repurchase program then in effect, the Company again repurchased another 20,000 shares of Common Stock owned by Mr. Stirrup at a price per share equal to $15.50, which price was determined based upon the closing price of the Company's Common Stock on the date immediately preceding the date the Company received Mr. Stirrup's notice of his intent to sell.

     Mr. Milton is party to a non-competition agreement with the Company and BSNJ dated as of May 28, 1996. Pursuant to the terms of the agreement, Mr. Milton may not compete with, induce any employee to leave their employ with, hire any person who was an employee of, own, manage, control or render services to any business in competition with or induce any supplier, licensor or other business relation to cease doing business with the Company, BSNJ or any of their respective subsidiaries. In consideration of the non-competition covenants, Mr. Milton will be entitled to $2,000,000 paid by BSNJ in twenty equal installments of $100,000 per quarter during the term of the agreement payable on the first day of each June, October, January and April. The agreement will continue for five years from the date of the agreement.

     BSNJ is party to a lease agreement with Division Street Partners ("DSP"), a limited partnership, pursuant to which BSNJ leases its headquarters and manufacturing facility. Mr. Milton, his brother George Milton, his brother Patrick Milton and another brother of Mr. Milton each hold (i) a 12.5% limited partnership interest in DSP and (ii) a 12.5% interest in the general partner of DSP. George Milton is an employee of MCC and Patrick Milton is an employee of BSI. BSNJ is obligated to pay annual rent in the amount of $629,484 through the term of the lease, which ends in September 1999. BSNJ has the option to extend the term of the lease for two additional five-year periods.

     BSNJ is party to another lease agreement pursuant to which BSNJ leases a warehouse. Mr. Milton and certain of his immediate family members are part of a group that has an option to purchase this property from the lessor through September 1999. BSNJ is obligated to pay annual rent in the amount of $137,038 through the term of the lease, which ends in September 1999.

     In connection with the Company's acquisition of Milton Can in May 1996, BSNJ assumed a $125,000 mortgage on Mr. Treadwell's home. Subsequent to the consummation of the acquisition transactions, the Company canceled the total amount owed by Mr. Treadwell to BSNJ.

     As an employee of the Company in fiscal 1996, Susan Luciu received $64,000 in salary and bonuses from the Company. Susan Luciu is the daughter of Warren
J. Hayford, Chairman and Chief Executive Officer of the Company, and the sister of David P. Hayford, Senior Vice President and Chief Financial Officer of the Company.

     In the ordinary course of its business, the Company purchases from Gaylord certain corrugated con tainers used to ship the Company's products to its customers. Such purchases amounted to $25,860 during fiscal 1996. All such purchases are made at the prevailing market price for such containers. Mr. W. Hayford is a stockholder and director of Gaylord.

                   SOLICITATION AND EXPENSES OF SOLICITATION

     The solicitation of proxies will be made initially by mail. The Company's directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Company's Common Stock. All expenses of solicitation of proxies will be paid by the Company.


                          ANNUAL REPORT AND FORM 10-K

     Copies of the Company's Annual Report to Stockholders, which includes portions of the Company's Annual Report on Form 10-K for the Fiscal Year ended September 29, 1996, are being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of the Annual Report may obtain one by writing or calling Mr. Blair G. Schlossberg, General Counsel and Secretary, BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, telephone (770) 587-0888.


                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1998 Annual Meeting of Stockholders must be mailed to the Corporate Secretary, BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, and must have been received by the Corporate Secretary on or before September 29, 1997. The Company will consider only proposals meeting the requirements of applicable SEC rules.


                                             The Board of Directors



January 27, 1997

                               BWAY CORPORATION
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia  30350

                                     PROXY

                      Solicited by the Board of Directors


     The undersigned hereby appoints David P. Hayford and Blair G. Schlossberg, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the stock of BWAY Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 28, 1997 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein and authorizes the proxies to vote in accordance with the recommendations of the Company's management upon such other business as may properly come before the Annual Meeting of Stockholders.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3.

1.  Election of directors     FOR all nominees [_]     WITHHOLD AUTHORITY [_]
                              (except as indicated)    to vote for all nominees

    Nominees: John T. Stirrup and Jean-Pierre M. Ergas

        (To withhold authority to vote for any nominee, strike out that nominee's name.)

2. Approval of the amendment and restatement of the Company's 1995 Long-Term Incentive Plan.

                  [_]  FOR     [_]  AGAINST     [_]  ABSTAIN

3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants.

                  [_]  FOR     [_]  AGAINST     [_]  ABSTAIN

                     (Continued and to be signed and dated on the reverse side.)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.


                             Please date and sign exactly as names appear on this Proxy. Joint owners should each sign. Trustees, executors, etc. should indicate the capacity in which they are signing.

                             Dated:_____________________________________, 1997

                             Signature(s):_____________________________________

[_] Check here if you plan   __________________________________________________
    to attend the annual
    meeting.

[_] Check here for address
    change.

    New Address